Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in the Form S-8 registration statement, to be filed on March 26, 2004, of our report dated July 25, 2003, relating to the consolidated statements of financial condition of Global Entertainment Corporation as of May 31, 2003 and May 31, 2002 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended May 31, 2003, included in Global Entertainment Corporation’s Prospectus, dated February 13, 2004, filed pursuant to Rue 424(b) under the Securities Act of 1933, as amended, and to all references to our Firm included in this registration statement.

/s/    SEMPLE & COOPER, LLP

Phoenix, Arizona

March 23, 2004